                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

  Filed by the registrant [X]

  Filed by a party other than the registrant [ ]

  Check the appropriate box:

  [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))

  [X] Definitive proxy statement

  [ ] Definitive additional materials

  [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                IDEX CORPORATION
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                IDEX CORPORATION
-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

  [X]  No fee required.
  [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------------
  (2)  Aggregate number of securities to which transaction applies:

-------------------------------------------------------------------------------
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

-------------------------------------------------------------------------------
  (4) Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------------
  (5) Total fee paid:

-------------------------------------------------------------------------------
  [ ] Fee paid previously with preliminary materials.

-------------------------------------------------------------------------------
  [ ] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, the form or schedule and the date of its filing.

  (1) Amount previously paid:

-------------------------------------------------------------------------------
  (2) Form, schedule or registration statement no.:

-------------------------------------------------------------------------------
  (3) Filing party:

-------------------------------------------------------------------------------
  (4) Date filed:

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

                            [IDEX CORPORATION LOGO]

                                                                   March 5, 2003

DEAR SHAREHOLDER:

     You are cordially invited to attend the Annual Meeting of Shareholders of IDEX Corporation which will be held on Tuesday, March 25, 2003, at 10:00 a.m. Central Time, at Bank of America, LaSalle Room, 21st Floor, 231 South LaSalle Street, Chicago, Illinois.

     Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement. Included with the Proxy Statement is a copy of the Company's 2002 Annual Report. We encourage you to read the Annual Report. It includes information on the Company's operations, markets, products and services, as well as the Company's audited financial statements.

     Whether or not you attend the Annual Meeting it is important that your shares be represented and voted. Therefore, we urge you to sign, date, and promptly return the enclosed proxy card in the enclosed envelope. If you decide to attend the Annual Meeting, you will of course be able to vote in person, even if you have previously submitted your proxy card.

     On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

                                          Sincerely,

                                          /s/ Dennis K. Williams

                                          Dennis K. Williams
                                          Chairman of the Board, President
                                          and Chief Executive Officer

                                IDEX CORPORATION
                       ---------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 MARCH 25, 2003
                       ---------------------------------

TO THE SHAREHOLDERS:

     The Annual Meeting of Shareholders of IDEX Corporation (the "Company") will be held on Tuesday, March 25, 2003, at 10:00 a.m. Central Time, at Bank of America, LaSalle Room, 21st Floor, 231 South LaSalle Street, Chicago, Illinois, for the following purposes:

     1. To elect one director for a term of three years.

     2. To approve the adoption of the Third Amended and Restated 1996 Stock Option Plan for Non-Officer Key Employees of IDEX Corporation.

     3. To ratify the appointment of Deloitte & Touche LLP as auditors of the Company for 2003.

     4. To transact such other business as may properly come before the meeting.

     The Board of Directors fixed the close of business on February 20, 2003, as the record date for the determination of shareholders owning the Company's Common Stock entitled to notice of and to vote at the Annual Meeting.

                                                   By Order of the Board of
                                                   Directors

                                                   /s/ Frank J. Notaro
                                                   FRANK J. NOTARO
                                                   Vice President-General
                                                   Counsel
                                                   and Secretary

March 5, 2003
Northbrook, Illinois

                      ------------------------------------

                                PROXY STATEMENT



                      ------------------------------------

     The Company has prepared this Proxy Statement in connection with the solicitation by the Company's Board of Directors of proxies for the Annual Meeting of Shareholders of IDEX Corporation to be held on Tuesday, March 25, 2003, at 10:00 a.m. Central Time, in the LaSalle Room of Bank of America, 231 South LaSalle Street, Chicago, Illinois. The Company commenced distribution of this Proxy Statement and the materials which accompany it on March 5, 2003.

     The Company will bear the costs of preparing and mailing this Proxy Statement and other costs of the proxy solicitation made by the Company's Board of Directors. Certain of the Company's officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors' recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Such solicitations may be made by personal interview, telephone and facsimile transmission. Arrangements have also been made with brokerage firms and others for the forwarding of proxy solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage firms and others for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has engaged Morrow & Co. to assist in proxy solicitation and collection, and has agreed to pay such firm $4,500, plus out-of-pocket costs and expenses.

                             VOTING AT THE MEETING

     The record of shareholders entitled to notice of and to vote at the Annual Meeting was taken as of the close of business on February 20, 2003, and each shareholder will be entitled to vote at the meeting any shares of IDEX Common Stock held of record at that date. An aggregate of 32,505,604 shares of the Company's Common Stock was outstanding at the close of business on February 20, 2003. Each share entitles its holder of record to one vote on each matter upon which votes are taken at the Annual Meeting. No other securities are entitled to be voted at the Annual Meeting.

     A quorum of shareholders is necessary to take action at the Annual Meeting. A majority of outstanding shares of Common Stock of the Company present in person or represented by proxy will constitute a quorum. The Company will appoint election inspectors for the meeting to determine whether or not a quorum is present, and to tabulate votes cast by proxy or in person at the Annual Meeting. Under certain circumstances, a broker or other nominee may have discretionary authority to vote certain shares of Common Stock if instructions have not been received from the beneficial owner or other person entitled to vote. The election inspectors will treat directions to withhold authority, abstentions and broker non-votes (which occur when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because such broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner) as present and entitled to vote for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting. The election of directors requires a plurality vote, the approval of the adoption of the Third Amended and Restated 1996 Stock Option Plan for Non-Officer Key Employees of IDEX Corporation requires a majority vote, and the ratification of the appointment of Deloitte & Touche LLP as auditors of the Company for 2003 requires a majority vote, of the shares of Common Stock of the Company present in person or represented by proxy at the meeting. Directions to withhold authority will have no effect on the election of directors, because directors are elected by a plurality of votes cast. Abstentions will be treated as shares voted against approval of the Third Amended and Restated 1996 Stock Option Plan for Non-Officer Key Employees of IDEX Corporation and against ratification of the appointment of Deloitte & Touche LLP as auditors of the Company for 2003. Broker non-votes with respect to a particular proposal will have no effect on such proposal because they are not considered as present and entitled to vote with respect to that matter.

     The Company requests that you mark the accompanying proxy card to indicate your votes, sign and date it, and return it to the Company in the enclosed envelope. If your completed proxy card is received prior to or at the meeting, your shares will be voted in accordance with your voting instructions. If you sign and return your proxy card but do not give voting instructions, your shares will be voted FOR the election of the Company's nominee as a director, FOR the approval of the adoption of the Third Amended and Restated 1996 Stock Option Plan for Non-Officer Key Employees of IDEX Corporation and FOR the ratification of the appointment of Deloitte & Touche LLP as auditors of the Company for 2003, and in the discretion of the proxy holders as to any other business which may properly come before the meeting. Any proxy solicited hereby may be revoked by the person or persons giving it at any time before it has been exercised at the Annual Meeting by giving notice of revocation to the Company in writing at the meeting. The Company requests that all such written notices of revocation to the Company be addressed to Frank J. Notaro, Vice President-General Counsel and Secretary, IDEX Corporation, 630 Dundee Road, Suite 400, Northbrook, IL 60062.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation, as amended, provides for a three-class Board, with one class being elected each year for a term of three years. The Board of Directors currently consists of seven members, two of whom are Class II directors whose terms will expire at this year's Annual Meeting, three of whom are Class III directors whose terms will expire at the Annual Meeting to be held in 2004, and two of whom are Class I directors whose terms will expire at the Annual Meeting to be held in 2005. Mr. Luers will retire consistent with the Company's mandatory retirement policy for members of the Board, and so he will cease to be a member of the Board on the date of the Annual Meeting at the end of his current term. As a result of his departure, the Board of Directors will be reduced to and consist of six (6) members.

     The Company's Board of Directors has nominated one person for election as a Class II director to serve for a three-year term expiring at the Annual Meeting to be held in 2006 or upon the election and qualification of his successor. The nominee of the Board of Directors is Michael T. Tokarz, who is currently serving as a director of the Company. The nominee and the directors serving in Class I and Class III whose terms expire in future years and who will continue to serve after the Annual Meeting are listed below with brief statements setting forth their present principal occupations and other information, including directorships in other public companies.

     If for any reason the nominee for a Class II directorship is unavailable to serve, proxies solicited hereby may be voted for a substitute. The Board, however, expects the nominee to be available.

             THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                   THE NOMINEE IN CLASS II IDENTIFIED BELOW.

                            NOMINEE FOR DIRECTORSHIP

CLASS II: NOMINEE FOR THREE-YEAR TERM

MICHAEL T. TOKARZ                                            Director since 1987
Member                                                                    Age 53
The Tokarz Group L.L.C.

     Mr. Tokarz has been a director of the Company since its organization in September 1987. He has been a member of The Tokarz Group L.L.C. since February 1, 2002. From prior to 1998 until January 31, 2002, Mr. Tokarz was a member of Kohlberg Kravis Roberts & Co., L.L.C., a limited liability company which acts as the general partner of Kohlberg Kravis Roberts & Co., L.P. Mr. Tokarz has been a general partner of KKR Associates, L.P. since prior to 1998. Mr. Tokarz is a director of Evenflo Company, Inc., Kamaz A.O., Spalding Holdings Corporation and Walter Industries, Inc. Mr. Tokarz is a member of the Compensation Committee and the Executive Committee of the Board of Directors.

                           OTHER INCUMBENT DIRECTORS

CLASS I: THREE-YEAR TERM EXPIRES IN 2005

BRADLEY J. BELL                                              Director since 2001
Senior Vice President and Chief Financial Officer                         Age 50
Rohm and Haas Company

     Mr. Bell has been a director of the Company since June 11, 2001. Mr. Bell has been Senior Vice President and Chief Financial Officer of Rohm and Haas Company since prior to 1998. Mr. Bell is Chairman of the Audit Committee.

GREGORY B. KENNY                                             Director since 2002
President and Chief Executive Officer                                     Age 50
General Cable Corporation

     Mr. Kenny has been a director of the Company since February 1, 2002. Mr. Kenny has been President and Chief Executive Officer of General Cable Corporation since August 2001. From 1999 until August 2001, Mr. Kenny served as President and Chief Operating Officer of General Cable Corporation, and from 1997 until 1999, Mr. Kenny served as Executive Vice President and Chief Operating Officer of General Cable Corporation. Mr. Kenny is a director of General Cable Corporation. Mr. Kenny is Chairman of the Compensation Committee.

CLASS III: THREE-YEAR TERM EXPIRES IN 2004

PAUL E. RAETHER                                              Director since 1988
Member                                                                    Age 56
Kohlberg Kravis Roberts & Co., L.L.C.

     Mr. Raether has been a director of the Company since January 22, 1988. Since prior to 1998, he has been a member of Kohlberg Kravis Roberts & Co., L.L.C., a limited liability company which acts as the general partner of Kohlberg Kravis Roberts & Co., L.P. Mr. Raether has been a general partner of KKR Associates, L.P. since prior to 1998. Mr. Raether is a director of KSL Recreation Corporation and Shoppers Drug Mart Corporation. Mr. Raether is a member of the Nominating and Governance Committee of the Board of Directors.

NEIL A. SPRINGER                                             Director since 1990
Managing Director                                                         Age 64
Springer & Associates, L.L.C.

     Mr. Springer has been a director of the Company since February 27, 1990. He has been Managing Director of Springer & Associates, L.L.C. since prior to 1998. Mr. Springer is a director of CUNA Mutual Insurance Group, U.S. Freightways Corporation and Walter Industries, Inc. Mr. Springer is the Chairman of the Nominating and Governance Committee and a member of the Audit Committee and Executive Committee of the Board of Directors.

DENNIS K. WILLIAMS                                           Director since 2000
Chairman of the Board,                                                    Age 57
President and Chief Executive Officer
IDEX Corporation

     Mr. Williams was appointed Chairman of the Board, President and Chief Executive Officer and a director of the Company by the Board of Directors on May 1, 2000. From April 1998 to April 2000, he served as President and Chief Executive Officer of GE Power Systems Industrial Products. From January 1996 until May 1999, Mr. Williams was President and Chief Executive Officer of GE's Nuovo Pignone business. Mr. Williams is Chairman of the Executive Committee and a member of the Pension and Retirement Committee of the Board of Directors. Mr. Williams is a director of Washington Group International, Inc.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors has the ultimate authority for the management of the Company's business. The Board selects the Company's executive officers, delegates responsibilities for the conduct of the Company's operations to those officers, and monitors their performance. During 2002, the Board of Directors held nine meetings.

     Important functions of the Board of Directors are performed by committees comprised of members of the Board. Subject to applicable provisions of the Company's By-Laws, the Board as a whole appoints the members of each committee each year at its first meeting following the annual shareholders' meeting. The Board may, at any time, appoint or remove committee members or change the authority or responsibility delegated to any committee. There are five regularly constituted committees of the Board of Directors: the Executive Committee, the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and Pension and Retirement Committee.

     The Executive Committee is empowered to exercise the authority of the Board of Directors in the management of the Company between meetings of the Board of Directors, except that the Executive Committee may not fill vacancies on the Board, amend the Company's By-Laws or exercise certain other powers reserved to the Board or delegated to other Board committees. During 2002, the Executive Committee held one meeting.

     The Audit Committee appoints the firm of independent public accountants to audit the Company's financial statements each fiscal year, reviews the independence of the independent auditors, reviews and approves the nature and extent of audit and non-audit services to be performed by the independent auditors, reviews the interim and audited financial statements with management and the independent auditors, and consults with management and the independent auditors on the Company's system of internal control. During 2002, the Audit Committee held eight meetings.

     The Compensation Committee makes recommendations to the Board of Directors with respect to the compensation to be paid and benefits to be provided to directors, officers and employees of the Company. During 2002, the Compensation Committee held four meetings.

     The Nominating and Corporate Governance Committee identifies individuals qualified to become Board members and selects or recommends that the Board select the director nominees for the annual meeting of shareholders. The Committee also develops and recommends to the Board the Corporate Governance Guidelines applicable to the Company. The Nominating and Governance Committee was formed in November 2002 and did not hold any meetings in 2002.

     The Pension and Retirement Committee makes recommendations to the Board of Directors with respect to the adoption or amendment of the Company's pension and retirement plans and reports to the Board with respect to the operation of such plans. During 2002, the Pension and Retirement Committee held seven meetings.

     During 2002, each member of the Board of Directors attended more than 75% of the aggregate number of meetings of the Board of Directors and of committees of the Board of which he was a member.

CERTAIN INTERESTS

     In 2001, the Company made a $180,000 loan to Mr. Williams to pay withholding taxes on the 2001 vesting of his restricted stock award. This loan is interest free. As of January 31, 2003, $163,152 remained outstanding under this loan. To the extent not otherwise repaid by Mr. Williams, such loan shall be repaid by application of (i) increases in base salary (adjusted for taxes) over 2001 base salary, and (ii) bonus payments not required to be deferred into the Company's deferred compensation plan under the terms of the restricted stock award.

     In 2002, the Company paid a $300,000 fee to Kohlberg Kravis Roberts & Co., L.L.C. for consulting and investment advisory services. The Company will pay $100,000 to Kohlberg Kravis Roberts & Co., L.L.C. for similar services in 2003, after which time no further fees will be paid. Mr. Raether is a member of Kohlberg Kravis Roberts & Co., L.L.C.

     On October 2, 2002, the Company acquired all the assets of Wrightech Corporation. In connection with the acquisition, Mr. Dahlke joined the Company as Vice President-Group Executive of the Pump Products Group. Mr. Dahlke was a minority shareholder of Wrightech Corporation and received $407,424 in connection with this transaction.

COMPENSATION OF DIRECTORS

     Non-management directors of the Company receive an annual fee for their services of $30,000. Under the Amended and Restated IDEX Corporation Directors Deferred Compensation Plan, directors are permitted to defer their compensation into an interest-bearing account or into a deferred compensation units account as of the date that such compensation would otherwise be payable. The deferred compensation credited to the interest-bearing account is adjusted on a quarterly basis with hypothetical earnings for the quarter equal to rates on U.S. government securities with 10-year maturities as of December 1 of the calendar year preceding the year for which the earnings were credited, plus 200 basis points. Amounts credited to the interest-bearing account are compounded at least annually. The deferred compensation credited to the deferred compensation units account is converted into a number of Common Stock-equivalent units ("Deferred Compensation Units") by dividing the deferred compensation by the fair market value of the Company's Common Stock on the deferral date. In addition, the value of the dividends payable on shares of Common Stock are credited to the deferred compensation units account and converted into Deferred Compensation Units based on the number of Deferred Compensation Units on the dividend record date, and the fair market value of Common Stock on the dividend payment date.

     Outside directors receive non-qualified stock options pursuant to the Amended and Restated IDEX Corporation Stock Option Plan for Outside Directors. Outside directors are those individuals who are not (i) full-time employees of the Company or its subsidiaries or (ii) partners or full-time employees of either Kohlberg Kravis Roberts & Co., L.L.C. or KKR Associates, L.P. Under the plan, nonqualified stock options may be granted to outside directors to purchase in the aggregate up to 337,500 shares of Common Stock. If any option expires or is cancelled without having been fully exercised, the shares covered thereby may be subject to the grant of new options. For so long as the plan remains effective, except for each person who immediately prior to becoming an outside director was either (i) a full-time employee of the Company or any of its subsidiaries or (ii) a partner or full-time employee of either Kohlberg Kravis Roberts & Co., L.L.C. or KKR Associates, L.P., any person who becomes an outside director after April 19, 2000 will receive an option to purchase 6,750 shares of Common Stock. On the first regularly scheduled meeting of the Board of Directors held in January of each year, each outside director will receive an option to purchase 4,500 shares of Common Stock. The exercise price is specified in each option, and is equal to the fair market value of a share of Common Stock on the date the option is granted, as determined under the plan. Prior to the amendment of the plan in January 2000, the fair market value was based on the average closing price per share of Common Stock on the New York Stock Exchange during the 30-day period immediately preceding the date the option was granted. Under the current terms of the plan, the fair market value is based on the closing price per share of the Common Stock on the trading day preceding the date the option is granted. In the year ended December 31, 2002, each of Messrs. Bell, Luers and Springer received an option to purchase 4,500 shares of Common Stock at an exercise price of $34.10 and Mr. Kenny received an option to purchase 6,750 shares of Common Stock at an exercise price of $34.00. On January 29, 2003, each of Messrs. Bell, Kenny, Luers and Springer received an option to purchase 4,500 shares of Common Stock at an exercise price of $28.32. Upon exercise of any option, the purchase price of Common Stock may be paid either in cash, in shares of Common Stock having an aggregate fair market value on the date of exercise equal to the exercise price, or by delivery of an irrevocable commitment to use the proceeds from the sale of stock acquired from exercise of the option.

                               SECURITY OWNERSHIP

     The following table furnishes information as of February 20, 2003, except as otherwise noted, with respect to the shares of Common Stock beneficially owned by (i) each director and nominee for director, (ii) each officer named in the Summary Compensation Table, (iii) directors, nominees and executive officers of the Company as a group, and (iv) any person who is known by the Company to be a beneficial owner of more than five percent of the outstanding shares of Common Stock of the Company. Except as indicated by the notes to the following table, the holders listed below have sole voting power and investment power over the shares beneficially held by them. Under the Securities and Exchange Commission rules, the number of shares shown as beneficially owned includes shares of common stock subject to options that currently are exercisable or will be exercisable within 60 days of February 20, 2003. Shares of common stock subject to options that are currently exercisable within 60 days of February 20, 2003 are considered to be outstanding for the purpose of determining the percentage of the shares held by a holder, but not for the purpose of computing the percentage held by others. An * indicates ownership of less than one percent of the outstanding Common Stock.

                                                NUMBER OF
                                                  SHARES
NAME AND ADDRESS OF                            BENEFICIALLY
BENEFICIAL OWNER                                  OWNED       PERCENT OF CLASS
-------------------                            ------------   ----------------
Directors and Nominees
(Other than Executive Officers):
  Bradley J. Bell............................       2,000              *
  Gregory B. Kenny...........................           0             --
  Paul E. Raether(1).........................   1,852,822            5.7
  Neil A. Springer(2)........................      45,000              *
  Michael T. Tokarz(3).......................     151,516              *
Executive Officers:
  Dennis K. Williams(4)(5)...................     278,150              *
  Wayne P. Sayatovic(6)......................     355,575            1.1
  Harley B. Kaplan(7)........................       4,500              *
  David T. Windmuller(7).....................      74,777              *
  John L. McMurray(7)........................      61,278              *
Directors, Nominees and All..................   3,145,213            9.5
Executive Officers as a Group
  (17 persons)(1)(3)(8)
Other Principal Beneficial Owners:
  KKR Associates, L.P.(1)(3).................   1,852,822            5.7
  9 West 57th Street
  New York, NY 10018
     Paul E. Raether
     Michael T. Tokarz
  Ariel Capital Management, Inc.(9)..........   5,449,208           16.8
  307 North Michigan Avenue, Suite 500
  Chicago, IL 60601
  Mario J. Gabelli(10).......................   2,552,924            7.9
     GAMCO Investors, Inc.
     Gabelli & Company, Inc.
     One Corporate Center
     Rye, NY 10580
  Neuberger Berman, Inc.(11).................   2,339,105            7.2
  Neuberger Berman, LLC
  605 Third Avenue
  New York, NY 10158

---------------
 (1) KKR Associates, L.P. is a limited partnership of which, as of February 20, 2003, Mr. Raether (who is a director of the Company) and Messrs. Henry R. Kravis, George R. Roberts, Edward A. Gilhuly, Perry Golkin, James H. Greene, Jr., Michael W. Michelson and Scott M. Stuart were general partners. Such persons may be deemed to share beneficial ownership of the shares shown as beneficially owned by KKR

     Associates, L.P. All of the foregoing persons except Mr. Raether disclaim beneficial ownership of any shares of the Company listed above as beneficially owned by KKR Associates, L.P. Mr. Raether disclaims beneficial ownership of any shares of the Company listed above as beneficially owned by KKR Associates, L.P. except for 315,475 shares held by KKR Associates, L.P. which have been allocated to the account of Mr. Raether or to a family trust of which his wife is trustee. Mr. Kravis and Mr. Roberts are no longer members of our board of directors; however, both were directors of the Company within the past three years.

 (2) Includes 40,500 shares under option which are eligible for exercise under the Amended and Restated IDEX Corporation Stock Option Plan for Outside Directors.

 (3) Includes 106,516 shares held by KKR Associates, L.P. which have been allocated to the account of Mr. Tokarz.

 (4) Includes 191,000 shares which are eligible for exercise under the Stock Plan for Officers.

 (5) Mr. Williams was awarded 350,000 shares of restricted stock on April 13, 2000. Under the terms of the award, seventy thousand of the shares vest on April 30 in each of years 2001 through 2005. In connection with the vesting of shares on April 30, 2001 and April 30, 2002, Mr. Williams surrendered 22,715 and 30,135 shares, respectively, to satisfy withholding taxes.

 (6) Includes 45,000 shares which are owned directly by Mr. Sayatovic's wife, 6,750 shares which are owned by Mrs. Sayatovic as custodian for her children, and 156,750 shares which are eligible for exercise under the Stock Plan for Officers.

 (7) Includes 4,400, 72,975 and 60,575 shares which are eligible for exercise under the Stock Plan for Non-Officer Key Employees and the Stock Plan for Officers, for Messrs. Kaplan, Windmuller and McMurray, respectively.

 (8) Includes 40,500 shares under option which are eligible for exercise under the Amended and Restated IDEX Corporation Stock Option Plan for Outside Directors, 618,250 shares under option which are eligible for exercise under the Stock Plan for Officers, and 60,450 shares under option which are eligible for exercise under the Stock Plan for Non-Officer Key Employees.

 (9) Based on information in Schedule 13G, as of December 31, 2002, filed by Ariel Capital Management, Inc. with respect to common stock owned by Ariel Capital Management, Inc. and certain other entities which Ariel Capital Management, Inc. directly or indirectly controls or for which Ariel Capital Management, Inc. is an investment advisor on a discretionary basis. The Company has not attempted to verify any of the foregoing information, which is based solely upon the information contained in the
      Schedule 13G.

 (10) Based on information in Schedule 13D, as amended on August 22, 2002, filed by Mario J. Gabelli, GAMCO Investors, Inc. ("GAMCO") and Gabelli Funds, LLC ("Gabelli Funds"), with respect to common stock owned by GAMCO, Gabelli Funds and certain other entities which Mr. Gabelli directly or indirectly controls and for which he acts as chief investment officer. The Company has not attempted to independently verify any of the foregoing information, which is based solely upon the information contained in the
      Schedule 13D, as amended.

 (11) Based on information in Schedule 13G, as of December 31, 2002, filed by Neuberger Berman, Inc. and Neuberger Berman, LLC with respect to common stock beneficially owned by Neuberger Berman, LLC, Neuberger Berman Management, Inc. and certain other entities which Neuberger Berman, Inc. directly or indirectly controls or for which Neuberger Berman, Inc. is an investment advisor. The Company has not attempted to verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13G.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The total compensation paid to the Company's Chief Executive Officer and the Company's four highest compensated executive officers other than the Chief Executive Officer for services rendered to the Company in 2002, 2001 and 2000 is summarized as follows:

                                                                                  LONG-TERM COMPENSATION
                                              ANNUAL COMPENSATION(1)        -----------------------------------
                                          -------------------------------                  SHARES
                                                                  OTHER     RESTRICTED   UNDERLYING   LONG-TERM
                                                                 ANNUAL       STOCK       OPTIONS     INCENTIVE      ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR    SALARY     BONUS     COMP.(2)    AWARDS(3)     GRANTED      PAYOUTS    COMPENSATION(4)
---------------------------        ----   --------   --------   ---------   ----------   ----------   ---------   ---------------
Dennis K. Williams...............  2002   $710,000   $562,300   $277,883             0      85,000        0           $11,227
  Chairman of the Board,
    President                      2001    685,000    387,600    189,990             0      85,000        0             5,461
  and Chief Executive Officer      2000    433,333    476,600    206,964    $9,493,750     350,000        0                 0
Wayne P. Sayatovic...............  2002    251,500    113,100          0             0      24,000        0             4,100
  Senior Vice
    President -- Finance           2001    243,000     64,800          0             0      24,000        0             3,830
  and Chief Financial Officer      2000    231,500    165,600          0             0      24,000        0             3,830
Harley B. Kaplan.................  2002    227,282    195,000          0             0      22,000        0             4,100
  Vice President -- Group
  Executive
David T. Windmuller..............  2002    238,000    109,300          0             0      18,000        0             4,100
  Vice President -- Group          2001    229,000     65,300          0             0      18,000        0             3,830
  Executive                        2000    219,000    156,600          0             0      18,000        0             3,830
John L. McMurray.................  2002    224,500     83,500          0             0      18,000        0             4,100
  Vice President -- Operational    2001    214,000     62,600          0             0      17,000        0             3,830
  Excellence                       2000    194,000    133,500          0             0      15,000        0             3,830

---------------

(1) Includes amounts earned in fiscal year, whether or not deferred.

(2) For Mr. Williams, $262,966, $177,612 and $203,793 of the amount shown for 2002, 2001 and 2000, respectively, represents the incremental cost for Mr. Williams' personal use of the Company's aircraft. For all other individuals, the value of perquisites provided did not exceed the lesser of $50,000 or 10% of base salary plus bonus.

(3) Mr. Williams was awarded 350,000 shares of restricted stock on April 13, 2000. Seventy thousand of the shares vested on each of April 30, 2001 and April 30, 2002, and seventy thousand shares will vest on April 30 in each of years 2003 through 2005. At December 31, 2002, the 210,000 shares of non-vested restricted stock had a value of $6,867,000 based on the closing price of our common stock at year-end. The shares are eligible for the Company's dividend on its common stock.

(4) For Mr. Williams in 2002 and 2001, amount represents $7,127 and $1,631, respectively, in imputed interest on a $180,000 loan made by the Company to pay withholding taxes on the 2001 vesting of his restricted stock award, and $4,100 and $3,830, respectively, of Company matching contributions to his Savings Plan individual account. In all other cases, amount represents Company matching contributions to Savings Plan individual accounts.

OPTION GRANTS IN 2002

     The following tables set forth certain information with respect to options granted in 2002 to the Company's Chief Executive Officer and the Company's four highest compensated officers other than the Chief Executive Officer.

                                                             INDIVIDUAL GRANTS
                                            ---------------------------------------------------    POTENTIAL REALIZABLE
                                            NUMBER OF      % OF TOTAL                                VALUE AT ASSUMED
                                              SHARES        OPTIONS                                RATES OF STOCK PRICE
                                            UNDERLYING      GRANTED                               APPRECIATION FOR OPTION
                                             OPTIONS      TO EMPLOYEES    EXERCISE   EXPIRATION   -----------------------
NAME                                         GRANTED     IN FISCAL YEAR    PRICE        DATE          5%          10%
----                                        ----------   --------------   --------   ----------       --          ---
Dennis K. Williams........................    85,000          10.1         $37.95     03/26/12    $2,029,342   $5,143,099
Wayne P. Sayatovic........................    24,000           2.8          37.95     03/26/12       572,991    1,452,169
Harley B. Kaplan..........................    22,000           2.6          37.95     03/26/12       525,242    1,331,155
David T. Windmuller.......................    18,000           2.1          37.95     03/26/12       429,743    1,089,127
John L. McMurray..........................    18,000           2.1          37.95     03/26/12       429,743    1,089,127

OPTION EXERCISES AND YEAR-END VALUES

                                                                    NUMBER OF SHARES            VALUE OF UNEXERCISED,
                                       NUMBER OF                 UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                        SHARES                 OPTIONS AT FISCAL YEAR END       AT FISCAL YEAR END(1)
                                      ACQUIRED ON    VALUE     ---------------------------   ---------------------------
NAME                                   EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                  -----------   --------   -----------   -------------   -----------   -------------
Dennis K. Williams..................         0      $      0     157,000        363,000      $  852,750     $1,459,750
Wayne P. Sayatovic..................    33,750       838,384     132,750         72,000       1,127,226        223,800
Harley B. Kaplan....................         0             0           0         22,000               0              0
David T. Windmuller.................     6,525       115,022      54,976         54,000         301,406        167,850
John L. McMurray....................         0             0      45,535         48,640         300,895        146,675

---------------

(1) Calculated using closing stock price on December 31, 2002 of $32.70.

PENSION AND RETIREMENT PLANS

     Certain employees of the Company, including the executive officers and certain hourly employees, are covered under the IDEX Corporation Retirement Plan (the "Retirement Plan"). The Company and the other sponsoring subsidiaries are required to make an annual contribution to the Retirement Plan in such amounts as are actuarially required to fund the benefits of the participants. The Retirement Plan is an ongoing "career average" plan that provides a level of benefit based on a participant's compensation for a year, historically with periodic updates to average compensation over a fixed five-year period. Under the Retirement Plan, participants are entitled to receive an annual benefit on retirement equal to the sum of the benefit earned through 1995 using the five-year average compensation of a participant through 1995, plus the benefit earned under the current formula for each year of employment after 1995. For each year of participation through 1995, a participant earns a benefit equal to 1.25% of the first $16,800 of such average compensation through 1995, and 1.65% of such compensation in excess of $16,800. Beginning January 1, 1996, the benefit earned equals the sum of 1.6% of the first $16,800 of each year's total compensation, and 2.0% for such compensation in excess of $16,800 for each full year of service credited after 1995. As required by law, compensation counted for purposes of determining this benefit is limited. For all participants in the Retirement Plan, the normal form of retirement benefit is payable in the form of a life annuity with five years of payments guaranteed. Other optional forms of payment are available.

     As of December 31, 2002, the total accrued monthly benefit under the Retirement Plan for Messrs. Williams, Sayatovic, Kaplan, Windmuller and McMurray was $883, $4,821, $328, $3,830 and $2,652, respectively. Assuming projected earnings in 2003 of $3,901,800, $374,600, $460,000, $356,800 and $316,000 for
Messrs. Williams, Sayatovic, Kaplan, Windmuller and McMurray, respectively, and assuming (except in the case of Mr. Williams whose restricted stock award will have fully vested in 2005) that such earnings remain level until each person reaches age 65, the projected monthly benefit for Messrs. Williams, Sayatovic,

Kaplan, Windmuller and McMurray under the Retirement Plan would be $3,833, $7,498, $5,680, $10,330 and $6,892, respectively, upon retirement at age 65.

     Pursuant to the Company's Supplemental Executive Retirement Plan (the "SERP"), employees of the Company are entitled to retirement benefits to compensate for any reduction in benefits under the Retirement Plan arising from the maximum benefit limitations under Sections 401 and 415 of the Internal Revenue Code of 1986, as amended (the "Code"). Based on the above assumptions, the projected monthly benefit at age 65 for Messrs. Williams, Sayatovic, Kaplan, Windmuller and McMurray under the SERP would be $40,572, $9,812, $7,172, $7,101 and $3,809, respectively.

EXECUTIVE EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement with Mr. Williams. The employment agreement provides for an initial term of five years and successive twelve-month periods thereafter. Mr. Williams' annual base salary for 2003 is $740,000, subject to annual review and adjustment. In addition to his annual base salary, Mr. Williams is eligible to receive an annual cash bonus. Annual bonuses are paid to Mr. Williams under the Executive Incentive Bonus Plan. If Mr. Williams' employment is terminated by the Company other than for cause, he will receive continuing salary payments and fringe benefits for 24 months plus a bonus payment equal to the sum of 240% of his base salary and a pro-rated portion of 120% of his base salary (based on the portion of the year he was employed). If Mr. Williams' employment is terminated because of disability, he will receive continuing salary payments and fringe benefits for a period of 18 months plus a bonus payment equal to the sum of 180% of his base salary and a pro-rated portion of 120% of his base salary (based on the portion of the year he was employed). If Mr. Williams dies before the continuing payments described above are complete, such payments will continue to Mr. Williams' wife if she survives him or, if she does not survive him, to his estate. Additionally, if Mr. Williams should die during the term of the agreement, Mr. Williams' wife or estate will receive continuing salary payments and fringe benefits for a period of 18 months plus a bonus payment equal to the sum of 180% of his base salary and a pro-rated portion of 120% of his base salary (based on the portion of the year he was employed). In connection with Mr. Williams' employment agreement, the Company awarded Mr. Williams 350,000 shares of restricted IDEX Common Stock. Seventy thousand shares of the restricted stock vested on each of April 30, 2001 and April 30, 2002, and an additional 70,000 shares vest on April 30 in each of years 2003 through 2005 if Mr. Williams remains as Chairman of the Board, President and Chief Executive Officer of the Company. All shares of the restricted stock will vest in the event Mr. Williams is terminated by the Company other than for cause or if Mr. Williams terminates his employment because the Company has taken certain actions with respect to his employment. The agreement provides for payment of the 20% golden parachute excise tax, increased for taxes due on the payment, in the event that the Internal Revenue Service determines any such taxes to be payable due to a change in control.

     The Company has entered into an employment agreement with Mr. Sayatovic. The agreement provides for an initial term of three years and successive 12-month periods thereafter. Mr. Sayatovic's annual base salary for 2003 is $261,500, subject to annual review and adjustment. If Mr. Sayatovic's employment is terminated by the Company, he will be entitled to receive continuing salary payments and fringe benefits for 24 months. If Mr. Sayatovic dies before payments are complete, such payments will continue to Mr. Sayatovic's wife if she survives him or, if she does not survive him, to his estate. Mr. Sayatovic will receive a bonus of not less than his target amount for the entire year in the event he becomes disabled or dies, or if his employment is terminated by the Company. The agreement provides for reimbursement of all medical, hospitalization, dental and similar benefits and expenses for Mr. Sayatovic, his wife and dependents during the term of his employment with the Company and for the longer of his life or his wife's life. Reimbursements for medical expenses for Mr. Sayatovic will be reduced until he attains age 59 to the extent reimbursement is available from other programs sponsored by subsequent employers. The agreement provides for payment of the 20% golden parachute excise tax, increased for taxes due on the payment, in the event that the Internal Revenue Service determines any such taxes to be payable due to a change in control. The agreement also provides for the payment of pension benefits equal to the amount Mr. Sayatovic is entitled to receive under the SERP as currently in effect, to the extent not paid by the SERP.

     The Company has entered into agreements with each of Messrs. Williams, Sayatovic, Windmuller and McMurray providing for three years' compensation and fringe benefits in the event they are actually or constructively terminated without cause within two years following a change of control.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors of the Company reviews and approves base salary, annual management incentive compensation, and long-term incentive awards for all corporate officers and certain other key executives, with the objective of attracting and retaining individuals of the necessary quality and stature to operate the business. The Committee considers individual contributions, performance against strategic goals and directions, and industry-wide pay practices in determining the levels of base compensation for key executives.

     Annual management incentive compensation is paid to corporate officers other than Mr. Williams and certain other key executives under the Management Incentive Compensation Plan. The Management Incentive Compensation Plan provides for payment of annual bonuses based upon performance of the business units of the Company and individual performance of the employee. Individual target bonus percentages are based on base salaries and levels of responsibility. Actual awards are set as a percentage of target based on meeting qualitative and quantitative performance criteria set each year in connection with the annual planning process, and adjusted by an individual personal performance multiplier. Actual payouts under the plan to corporate officers since the Company was formed in 1988 have ranged from 41% of target to 170% of target. The Committee believes that this plan is properly leveraged relative to performance of the Company and its business units.

     Long-term incentive awards are granted to corporate officers and certain other key employees under the Company's 2001 Stock Plan for Officers and the Amended and Restated 1996 Stock Plan for Non-Officer Key Employees. The awards take the form of stock options which are tied directly to the market value of the Company's Common Stock.

     The Committee believes that both the annual bonus plan and the long-term incentive plan align the interests of management with the shareholders and focus the attention of management on the long-term success of the Company. A significant portion of the executives' compensation is at risk, based on the financial performance of the Company and the value of the Company's stock in the marketplace.

     The Committee sets compensation of the Company's Chief Executive Officer annually based on Company performance, his performance, and prevailing market conditions, and such compensation is then approved by the Board of Directors. Dennis K. Williams has a personal stake in the Company through his ownership of 297,150 shares of Common Stock of the Company (inclusive of 210,000 shares of non-vested restricted stock), and his irrevocable election to defer into Common Stock-equivalent units all bonus payments to be made to him until such deferrals total $2,000,000. He also has options to acquire an additional 520,000 shares of Common Stock. With this sizeable ownership position, a very large percentage of Mr. Williams' personal net worth is tied directly to the Company's performance.

     Annual bonuses are paid to Mr. Williams based upon the attainment of operating income performance goals pursuant to the terms of the Executive Incentive Bonus Plan. The maximum bonus payable to Mr. Williams under the Executive Incentive Bonus Plan is 2% of the Company's operating income. Mr. Williams' actual bonus for 2002 was $562,300.

     Section 162(m) of the Internal Revenue Code limits to $1 million in a taxable year the deduction publicly held companies may claim for compensation paid to executive officers, unless such compensation is performance-based and meets certain requirements. The Executive Incentive Bonus Plan and the 2001 Stock Plan for Officers satisfy the requirements for performance-based compensation under Code Section 162(m).

                                          Gregory B. Kenny, Chairman
                                          William H. Luers
                                          Michael T. Tokarz

AUDIT COMMITTEE REPORT

     For the year ended December 31, 2002, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors, Deloitte & Touche LLP. The Committee discussed with the independent auditors the matters required to be discussed by the Statement of Auditing Standards No. 61, and reviewed the results of the independent auditors' examination of the financial statements.

     The Committee also reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, discussed with the auditors the auditors' independence, and satisfied itself as to the auditors' independence.

     Based on the above reviews and discussions, the Audit Committee recommends to the Board of Directors that the financial statements be included or incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Commission.

     The Board of Directors has determined that the members of the Audit Committee are independent as defined in the regulations.

     The Committee is governed by a charter, which was published in the Company's 2001 Proxy Statement and which is being reviewed as to adequacy against the requirements of the Sarbanes-Oxley Act as it is being implemented from time to time by the Securities and Exchange Commission.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings made by the Company under those statutes, in whole or in part, this report shall not be deemed to be incorporated by reference into any such filings, nor will this report be incorporated by reference into any future filings made by the Company under those statutes.

                                          Bradley J. Bell, Chairman
                                          William H. Luers
                                          Neil A. Springer

AUDIT FEES

     The aggregate fees billed to the Company for the fiscal year ended December 31, 2002, by the Company's principal accounting firm, Deloitte & Touche LLP, are as follows:

Audit Services                                                 $1,025,000
Audit Related Services                                            205,000
Tax Services                                                      836,000
All Other Services                                                220,000(1)

---------------

(1) The Audit Committee has determined that the provision of these services is not incompatible with maintaining the principal accountant's independence.

                         COMMON STOCK PERFORMANCE GRAPH

     The following table compares total shareholder returns over the last five years to the Standard & Poor's (the "S&P") 500 Index, the S&P 600 Small Cap Industrial Machinery Index and the Russell 2000 Index assuming the value of the investment in IDEX Common Stock and each index was $100 on December 31, 1997. Total return values for IDEX Common Stock, the S&P 500 Index, S&P 600 Small Cap Industrial Machinery Index and the Russell 2000 Index were calculated on cumulative total return values assuming reinvestment of dividends. The shareholder return shown on the graph below is not necessarily indicative of future performance.

                              [Performance Graph]

-------------------------------------------------------------------------------------
                        12/97      12/98      12/99      12/00      12/01      12/02
-------------------------------------------------------------------------------------
 IDEX CORPORATION      $100.00    $ 71.50    $ 90.62    $100.64    $106.74    $102.92
 S&P 500 INDEX          100.00     128.57     155.62     141.44     124.63      97.12
 S&P 600 SMALL CAP
  INDUSTRIAL            100.00      95.56     109.06     105.51     112.96     108.14
 RUSSELL 2000 INDEX     100.00      97.50     118.40     114.82     117.75      93.63

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's officers, directors and persons who own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its officers, directors and greater than 10% shareholders were met during the year ended December 31, 2002.

            PROPOSAL 2 - APPROVAL OF THE THIRD AMENDED AND RESTATED
              1996 STOCK OPTION PLAN FOR NON-OFFICER KEY EMPLOYEES
                              OF IDEX CORPORATION

     The Board is submitting for shareholder approval the Third Amended and Restated 1996 Stock Option Plan for Non-Officer Key Employees of IDEX Corporation (the "Plan"), approved and adopted by the Board on January 29, 2003.

PURPOSES OF THE PLAN

     The principal purposes of the Plan are:

     - To further the growth, development and financial success of the Company by providing additional incentives to certain of its non-officer key employees who have or will be given responsibility for the management or administration of the Company's business affairs, by assisting them to become owners of the Company's Common Stock and to benefit directly from the Company's growth, development and financial success.

     - To enable the Company to retain the services of the type of professional, technical and managerial employees considered essential to the long-range success of the Company by providing them an opportunity to become owners of the Company's Common Stock under options.

SUMMARY OF THE PLAN

     The principal features of the Plan are summarized below, but the summary is qualified in its entirety by reference to the Plan itself, which is included as Appendix A.

     Shares Available to be Issued under the Plan. Under the Plan, an aggregate of 3,200,000 shares of Common Stock may be issued upon the exercise of options. Options to purchase no more than 50,000 shares of Common Stock may be granted to any one individual during any calendar year. The shares of Common Stock available under the Plan upon exercise of stock options may be either previously authorized and unissued shares or treasury shares. The Plan provides for appropriate adjustments in the number and kind of shares subject to the Plan and to outstanding grants thereunder in the event of a stock split, stock dividend and certain other types of transactions, including restructurings. If any portion of an option expires or is canceled without having been fully exercised under the Plan, the shares which were subject to the unexercised portion of such option will continue to be available for issuance under the Plan.

     Administration. The Plan is administered by the Company's Compensation Committee or a subcommittee thereof (which we refer to as the "Committee"). The Committee shall consist solely of members of the Board who are both "non-employee" directors as defined in Rule 16b-3 of the Securities Exchange Act of 1934 and "outside directors" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Committee is authorized to determine, consistent with the Plan, the individuals eligible to participate in the Plan, the number, exercise price and other terms and conditions of each award to employees who are eligible under the Plan. The Committee is also authorized to adopt, amend and rescind rules relating to the administration of the Plan.

     Eligibility; Awards under the Plan. Key employees, other than officers, are eligible to receive options under the Plan. Upon the recommendation of the chief executive officer of the Company, the Committee is authorized to determine which employees are key employees and to select from among the key employees the individuals to whom options are to be granted and to determine the number of shares to be subject thereto and the terms and conditions thereof, consistent with the Plan. As of January 31, 2003, the Committee has designated approximately 400 individuals as "key employees" for purposes of the Plan. Each grant of stock options is required to be set forth in a separate agreement with the person receiving the award and indicates the terms and conditions of the grant, including the date on which the options first become exercisable and the date on which the options expire. Stock options granted under the Plan are nonqualified stock options for purposes of the Internal Revenue Code. The Committee may establish the exercise price for options granted under the Plan, provided that the exercise price for options may not be less than 100% of fair market value of

Common Stock on the grant date. The Committee may also establish the term of options granted under the Plan, not to exceed ten years. Unless the Committee determines otherwise, no option may be exercised during the one year period after it was granted.

     Payment for Shares. The exercise price for all options and the tax required to be withheld upon exercise may be paid in full in cash at the time of exercise or may, with the approval of the Committee, be paid in whole or in part in Common Stock owned by the optionee or issuable to the optionee upon exercise of an option and having a fair market value on the date of exercise equal to the aggregate exercise price of the shares to be purchased plus the tax required to be withheld, or pursuant to a recourse promissory note or a cashless exercise procedure. However, in no event will an optionee be allowed to exercise an option with a promissory note or loan from the Company if it is prohibited by law. The Committee may also authorize a combination of these forms of consideration.

     Amendment and Termination. The Plan may be amended, modified, suspended or terminated by the Committee, in its discretion at any time. However, the Plan may not be amended without shareholder approval if such approval is required by law, New York Stock Exchange rules or if such amendment would (1) expand the class of individuals eligible for options granted under the Plan, (2) increase the number of shares authorized for issuance under the Plan, other than adjustments to reflect certain corporate events, such as stock splits, stock dividends as described above, (3) increase the limit on the number of shares which may be subject to options granted to any one individual in a calendar year, other than for adjustments specifically permitted in the Plan as a result of corporate events described above, (4) create new forms of equity based awards for grant under the Plan, (5) extend the term of the Plan beyond January 29, 2013, or (6) amend the provisions of the Plan that otherwise require shareholder approval. Amendments of the Plan will not, without the consent of the participant, affect such person's rights under an award previously granted, unless necessary to cause the Plan or the option to comply with applicable law, stock exchange rules or accounting rules. No options may be granted under the Plan after January 29, 2013.

     Change in Control. In the event of a dissolution or liquidation of the Company, or a merger or consolidation of the Company with or into another corporation, or the acquisition by another corporation or person of 51% or more of the Company's voting stock or assets, the Committee may provide that outstanding options shall terminate and the Committee may provide in the applicable option agreements that each optionee shall, immediately prior to such dissolution, liquidation, acquisition, merger or consolidation, be entitled to exercise all of his or her outstanding options.

     Miscellaneous. In consideration of the granting of a stock option, each key employee must agree in the agreement establishing the award to continue employment with the Company. The option agreements generally provide that options may continue to be exercisable for a period of time following the optionee's termination, retirement, death or disability. Options granted under the Plan may not be assigned or transferred by the optionee, except for transfer to beneficiaries designated in accordance with the individual agreements embodying the awards.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The current federal income tax consequences of the Plan are summarized in the following discussion. This discussion addresses only the general tax principles applicable to the Plan, and is intended for general information only. Alternative minimum tax and other federal taxes, as well as foreign, state and local income taxes are not discussed, and may vary depending on individual circumstances and from locality to locality.

     The options granted under the Plan do not satisfy the requirements of
Section 422 of the Code and thus are nonqualified stock options for purposes of the Code. As a result, for federal income tax purposes, the recipient of options granted under the Plan will not have taxable income upon the grant of the option, nor will the Company then be entitled to any deduction. Generally, upon exercise of the options, the optionee will realize ordinary income, and the Company will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of the stock at the date of exercise.

     Under Code Section 162(m) of the Code, in general, income tax deductions of publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, and income from stock option exercises) for certain executive officers exceeds $1 million in any one taxable year. However, under Code Section 162(m), the deduction limit does not apply to certain "performance-based" compensation established by an independent compensation committee which conforms to certain restrictive conditions stated under the Code and related regulations. The Plan has been structured with the intent that options granted under the Plan may meet the requirements for "performance-based" compensation under Code Section 162(m).

REASONS FOR AMENDMENT AND RESTATEMENT OF THE PLAN

     The Plan amends and restates the Second Amended and Restated 1996 Stock Option Plan for Non-Officer Key Employees of IDEX Corporation (the "Old Plan"). The Old Plan was adopted without the approval of the Company's shareholders. The Old Plan provided that 2,200,000 shares of Common Stock were authorized for issuance. As of December 31, 2002, 348,396 shares remained available for future awards under the Old Plan. In addition, as of December 31, 2002, unexercised options covering 1,506,340 shares were outstanding under the Old Plan, of which 467,094 were exercisable. The Company amended and restated the Old Plan for several reasons. One reason was to increase the number of shares of Common Stock that were authorized for issuance to 3,200,000 as the Board of Directors determined that it was advisable to continue to provide stock-based incentive compensation to the Company's non-officer key employees, thereby continuing to align the interests of such individuals with those of the shareholders, and that awards under the Plan are an effective means of providing such compensation. Another reason was to amend the Old Plan so that options granted under the Plan would satisfy the criteria for "performance based" compensation under Section 162(m) of the Code. The Old Plan would have expired on September 24, 2006, and the Board of Directors wanted to extend the term of the Plan. Also, the Old Plan specifically allowed for repricing of options as well as amendment without shareholder approval unless required by law. The Plan eliminates the ability for options to be repriced without shareholder approval, as well as requires shareholder approval of material amendments which are described in the summary of the Plan above. Although the Company is not required by current laws, regulations or rules to obtain the approval of the shareholders to amend and restate the Old Plan or to adopt the Plan, the Board of Directors has determined that it is advisable to obtain shareholder approval for several reasons (1) in order to allow grants of options under the Plan to qualify as performance based under Section 162(m) of the Code, (2) as a matter of good corporate governance and (3) finally, in light of recently proposed New York Stock Exchange rules, which would require shareholder approval to adopt or make material revisions to plans such as the Plan.

OTHER INFORMATION

     The number of additional grants that may be made under the Plan cannot be determined. The following table lists the number of grants that have been made to the groups identified below under the Plan for fiscal year 2002:

                               NEW PLAN BENEFITS

THIRD AMENDED AND RESTATED 1996 STOCK OPTION PLAN
FOR NON-OFFICER KEY EMPLOYEES OF IDEX CORPORATION
-------------------------------------------------
NAME AND POSITION                                             DOLLAR VALUE($)   NUMBER OF UNITS
-----------------                                             ---------------   ---------------
Dennis K. Williams..........................................             --              --
  Chairman of the Board, President and Chief Executive
  Officer
Wayne P. Sayatovic..........................................             --              --
  Senior Vice President -- Finance and Chief Financial
  Officer
Harley B. Kaplan............................................             --              --
  Vice President -- Group Executive
David T. Windmuller.........................................             --              --
  Vice President -- Group Executive
John L. McMurray............................................             --              --
  Vice President -- Operational Excellence
Executive Group (11 persons)................................             --              --
Non-Executive Director Group (6 persons)....................             --              --
Non-Executive Officer Employee Group (362 persons)..........    $20,835,176         570,690

     The closing price of the Company's Common Stock on February 20, 2003 was $27.75 per share.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

     The following table sets forth certain information with respect to the Company's equity compensation plans as of December 31, 2002:

                      EQUITY COMPENSATION PLAN INFORMATION

                                           NUMBER OF SECURITIES   WEIGHTED-AVERAGE     NUMBER OF SECURITIES
                                            TO BE ISSUED UPON     EXERCISE PRICE OF   REMAINING AVAILABLE FOR
                                               EXERCISE OF           OUTSTANDING       FUTURE ISSUANCE UNDER
                                           OUTSTANDING OPTIONS,   OPTIONS, WARRANTS     EQUITY COMPENSATION
PLAN CATEGORY                              WARRANTS AND RIGHTS       AND RIGHTS              PLANS (1)
-------------                              --------------------   -----------------   -----------------------
Equity compensation plans approved by the
  Company's shareholders.................       1,617,200              $29.09                  909,874(2)(3)
Equity compensation plans not approved by
  the Company's shareholders(4)..........       1,712,362               29.84                  646,466(5)
                                                ---------              ------                ---------
     Total...............................       3,329,562              $29.48                1,556,340
                                                =========              ======                =========

---------------

(1) Excludes securities to be issued upon the exercise of outstanding options, warrants and rights.

(2) Includes 70,098 shares reserved for future issuance in connection with deferred compensation units under the Amended and Restated IDEX Corporation Directors Deferred Compensation Plan, 40,306 of which have been allocated to certain directors in connection with their election to defer certain fees.

(3) Includes 42,406 shares reserved for future issuance in connection with deferred compensation units under the 1996 Officers Deferred Compensation Plan which are payable under the 1996 Stock Plan for Officers of IDEX Corporation, all of which have been allocated to certain officers in connection with their election to defer certain compensation.

(4) Includes securities available for issuance under the Second Amended and Restated 1996 Stock Option Plan for Non-Officer Key Employees, the material terms of which are described above.

(5) Includes 298,070 shares reserved for future issuance in connection with deferred compensation units under the 1996 Deferred Compensation Plan for Non-Officer Presidents, 3,363 of which have been allocated to certain presidents in connection with their election to defer certain compensation. Under the 1996 Deferred Compensation Plan for Non-Officer Presidents, presidents who are not officers are permitted to defer a portion of their compensation into an interest-bearing account or into a deferred compensation units account as of the date that such compensation would otherwise be payable. The deferred compensation credited to the interest-bearing account is adjusted on a quarterly basis with hypothetical earnings for the quarter equal to rates on U.S. government securities with 10-year maturities as of December 1 of the calendar year preceding the year for which the earnings were credited, plus 200 basis points. Amounts credited to the interest-bearing account are compounded at least annually. The deferred compensation credited to the deferred compensation units account is converted into a number of Common Stock-equivalent units ("Deferred Compensation Units") by dividing the deferred compensation by the fair market value of the Company's Common Stock on the deferral date. In addition, the value of the dividends payable on shares of Common Stock are credited to the deferred compensation units account and converted into Deferred Compensation Units based on the number of Deferred Compensation Units on the dividend record date, and the fair market value of Common Stock on the dividend payment date. Deferred compensation is paid on the January 1 following the number of years for which deferral was elected (5 or 10), retirement, death or termination of employment. Deferred Compensation Units are distributed in the form of our Common Stock.

REQUIRED VOTE FOR APPROVAL AND RECOMMENDATION OF THE BOARD OF DIRECTORS

     In order to preserve full deductibility of income recognized by optionees upon exercise of options granted under the Plan by qualifying such options as "performance based" under Section 162(m) of the Code, the Company is requesting that shareholders approve the Plan. The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting, and entitled to vote, is required to approve the Plan.

   THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE ADOPTION OF THE THIRD AMENDED AND RESTATED 1996 STOCK OPTION
            PLAN FOR NON-OFFICER KEY EMPLOYEES OF IDEX CORPORATION.

                       PROPOSAL 3 -- APPROVAL OF AUDITORS

     The Audit Committee has appointed Deloitte & Touche LLP as the Company's independent auditors for 2003. Representatives of Deloitte & Touche LLP will attend the Annual Meeting of Shareholders and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

     The Company's Board of Directors Recommends a Vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company's Independent Auditors for 2003.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2004 ANNUAL MEETING

     A shareholder desiring to submit a proposal for inclusion in the Company's Proxy Statement for the 2004 Annual Meeting must deliver the proposal so that it is received by the Company no later than November 4, 2003. The Company requests that all such proposals be addressed to Frank J. Notaro, Vice President-General Counsel and Secretary, IDEX Corporation, 630 Dundee Road, Suite 400, Northbrook, Illinois 60062, and mailed by certified mail, return receipt requested. In addition, the Company's By-Laws require that notice of shareholder nominations for directors and related information be received by the Secretary of the Company not later than 60 days before the anniversary of the 2003 Annual Meeting which, for the 2004 Annual Meeting, will be January 25, 2004.

                                 OTHER BUSINESS

     The Board of Directors does not know of any business to be brought before the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if any other matters are properly presented for action, it is the intention of each person named in the accompanying proxy to vote said proxy in accordance with his judgment on such matters.

                                          By Order of the Board of Directors,

                                          /s/ Frank J. Notaro
                                          FRANK J. NOTARO
                                          Vice President-General Counsel
                                          and Secretary

March 5, 2003
Northbrook, Illinois

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2002, INCLUDING THE FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED BY SHAREHOLDERS WITHOUT CHARGE BY SENDING A WRITTEN REQUEST THEREFOR TO WAYNE P. SAYATOVIC, SENIOR VICE PRESIDENT-FINANCE AND CHIEF FINANCIAL OFFICER, IDEX CORPORATION, 630 DUNDEE ROAD, SUITE 400, NORTHBROOK, ILLINOIS 60062.

                           THIRD AMENDED AND RESTATED
                             1996 STOCK OPTION PLAN
                         FOR NON-OFFICER KEY EMPLOYEES
                                       OF
                                IDEX CORPORATION

     IDEX Corporation, a Delaware corporation (the "Company"), by resolution of its Board of Directors, (1) originally approved the form of the 1996 Stock Option Plan for Non-Officer Key Employees of IDEX Corporation (the "Original Plan") on January 23, 1996, (2) subsequently approved amendments to the Original Plan by adoption of the First Amended and Restated 1996 Stock Option Plan for Non-Officer Key Employees of IDEX Corporation on March 27, 2001, and the Second Amended and Restated 1996 Stock Option Plan for Non-Officer Key Employees of IDEX Corporation on March 26, 2002 (the "Amended Plan"), and (3) by adoption of the Third Amended and Restated 1996 Stock Option Plan for Non-Officer Key Employees of IDEX Corporation (the "Plan") approved amendments to the Amended Plan on January 29, 2003. The purposes of this Plan are as follows:

     (1) To further the growth, development and financial success of the Company by providing additional incentives to certain of its non-officer key Employees who have been or will be given responsibility for the management or administration of the Company's business affairs, by assisting them to become owners of the Company's Common Stock and thus to benefit directly from its growth, development and financial success.

     (2) To enable the Company to obtain and retain the services of the type of professional, technical and managerial employees considered essential to the long-range success of the Company by providing and offering them an opportunity to become owners of the Company's Common Stock under options.

                                   ARTICLE I

                                  Definitions

     Whenever the following terms are used in this Plan, they shall have the meaning specified below unless the context clearly indicates to the contrary. The singular shall include the plural, where the context so indicates.

Section 1.1 -- Board

     "Board" shall mean the Board of Directors of the Company.

Section 1.2 -- Change in Control

     "Change in Control" shall mean the occurrence of (a) any transaction or series of transactions which within a 12-month period constitute a change of management or control where (i) at least 51 percent of the then outstanding shares of Common Stock are (for cash, property (including, without limitation, stock in any corporation), or indebtedness, or any combination thereof) redeemed by the Company or purchased by any person(s), firm(s) or entity(ies), or exchanged for shares in any other corporation whether or not affiliated with the Company, or any combination of such redemption, purchase or exchange, or (ii) at least 51 percent of the Company's assets are purchased by any person(s), firm(s) or entity(ies) whether or not affiliated with the Company for cash, property (including, without limitation, stock in any corporation) or indebtedness or any combination thereof, or (iii) the Company is merged or consolidated with another corporation regardless of whether the Company is the survivor (except any such transaction solely for the purpose of changing the Company's domicile or which does not change the ultimate beneficial ownership of the equity interests in the Company), or (b) any substantial equivalent of any such redemption, purchase, exchange, change, transaction or series of transactions, acquisition, merger or consolidation constituting such a change of management or control. For purposes hereof, the term "control" shall have the meaning ascribed thereto under the Exchange Act and the regulations thereunder, and the term "management" shall mean the chief executive officer of the Company. For purposes of clause (a)(ii) above or as appropriate for purposes of clause (b) above, the

Company shall be deemed to include on a consolidated basis all subsidiaries and other affiliated corporations or other entities with the same effect as if they were divisions.

Section 1.3 -- Code

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

Section 1.4 -- Committee

     "Committee" shall mean the committee of the Board, appointed to administer the Plan as provided in Section 6.1.

Section 1.5 -- Common Stock

     "Common Stock" shall mean the common stock, par value $.01 per share, of the Company.

Section 1.6 -- Company

     "Company" shall mean IDEX Corporation.

Section 1.7 -- Director

     "Director" shall mean a member of the Board.

Section 1.8 -- Employee

     "Employee" shall mean any employee (as defined in accordance with the regulations and revenue rulings then applicable under Section 3401(c) of the
Code) of the Company, or of any corporation which is then a Parent Corporation or a Subsidiary, whether such employee is so employed at the time this Plan is adopted or becomes so employed subsequent to the adoption of this Plan.

Section 1.9 -- Exchange Act

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

Section 1.10 -- Fair Market Value

     "Fair Market Value" of the Common Stock shall mean as of a given date: (i) if Common Stock is traded on an exchange then the closing price of a share of Common Stock as reported in the Wall Street Journal for the first trading date immediately prior to such date during which a sale occurred; or (ii) if Common Stock is not traded on an exchange but is quoted on NASDAQ or a successor or other quotation system, (x) the last sales price (if the Common Stock is then listed as a National Market Issue under the NASD National Market System) or (y) the mean between the closing representative bid and asked prices (in all other cases) for the Common Stock on the date immediately prior to such date on which sales prices or bid and asked prices, as applicable, are reported by NASDAQ or such successor quotation system; or (iii) if such Common Stock is not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, the mean between the closing bid and asked prices for the Common Stock on the day previous to such date, as determined in good faith by the Committee; or (iv) if the Common Stock is not publicly traded, the fair market value established by the Committee acting in good faith.

Section 1.11 -- Officer

     "Officer" shall mean an officer of the company, as defined in Rule 16a-1(f) under the Exchange Act, as such Rule may be amended in the future.

Section 1.12 -- Option

     "Option" shall mean an option to purchase Common Stock of the Company, granted under the Plan.

Section 1.13 -- Optionee

     "Optionee" shall mean an Employee to whom an Option is granted under the Plan.

Section 1.14 -- Parent Corporation

     "Parent Corporation" shall mean any corporation in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Section 1.15 -- Plan

     "Plan" shall mean this Third Amended and Restated 1996 Stock Option Plan for Non-Officer Key Employees of IDEX Corporation.

Section 1.16 -- Retirement

     "Retirement" shall mean termination of employment with the Company upon reaching retirement age, or earlier, at the election of the Employee, in accordance with the Company's policy on retirement.

Section 1.17 -- Secretary

     "Secretary" shall mean the Secretary of the Company.

Section 1.18 -- Securities Act

     "Securities Act" shall mean the Securities Act of 1933, as amended.

Section 1.19 -- Subsidiary

     "Subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Section 1.20 -- Termination of Employment

     "Termination of Employment" shall mean the time (which, in the absence of any other determination by the Committee, shall be deemed to be the last day actually worked by the Optionee) when the employee-employer relationship between the Optionee and the Company, a Parent Corporation or a Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death or Retirement, but excluding terminations where there is a simultaneous reemployment by the Company, a Parent Corporation or a Subsidiary. The Committee, in its absolute discretion, shall determine the effect of all other matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a Termination of Employment resulted from a discharge for good cause, and all questions of whether particular leaves of absence constitute Terminations of Employment.

                                   ARTICLE II

                               General Conditions

Section 2.1 -- Shares Subject to Plan

     The shares of stock subject to Options shall be shares of the Common Stock. The aggregate number of such shares which may be issued upon exercise of Options shall not exceed 3,200,000 shares and furthermore, the maximum number of shares of Common Stock which may be subject to Options granted under the Plan to any individual in any calendar year shall not exceed 50,000, and the method of counting such shares shall conform to any requirements applicable to performance-based compensation under Section 162(m) of the Code. The shares of Common Stock issuable upon exercise of such Options may be either previously authorized and unissued shares or treasury shares.

Section 2.2 -- Unexercised Options

     If any Option expires or is cancelled without having been fully exercised, the number of shares subject to such Option but as to which such Option was not exercised prior to its expiration or cancellation may again be optioned hereunder, subject to the limitations of Section 2.1.

Section 2.3 -- Changes in Company's Shares

     In the event that the outstanding shares of Common Stock of the Company are hereafter changed into or exchanged for a different number or kind of shares or other securities of the Company, or of another corporation, by reason of reorganization, merger, consolidation recapitalization, reclassification, stock split-up, reverse stock split, stock dividend, combination of shares or any similar event, appropriate adjustments shall be made by the Committee in the number and kind of shares for the purchase of which Options may be granted, including adjustments of the limitations in Section 2.1 on the maximum number and kind of shares which may be issued on exercise of Options or that may be granted as Options to any one individual in any calendar year. In the event of an adjustment contemplated by this Section 2.3 in any outstanding Options, the Committee shall make an appropriate and equitable adjustment to the end that after such event the Optionee's proportionate interest shall be maintained as before the occurrence of such event. Such adjustment in any outstanding Options shall be made without change in the total price applicable to the Option or the unexercised portion of the Option (except for any change in the aggregate price resulting from rounding-off of share quantities or prices) and with any necessary corresponding adjustment in the Option price per share. In the event of a "spin-off" or other substantial distribution of assets of the Company which has a material diminutive effect upon Fair Market Value, the Committee may in its discretion make an appropriate and equitable adjustment to the Option exercise price to reflect such diminution. Any such adjustment made by the Committee shall be final and binding upon all Optionees, the Company and all other interested persons.

     Notwithstanding the foregoing, in the event of such a reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, reverse stock split, stock dividend or combination, or other adjustment or event which results in shares of Common Stock being exchanged for or converted into cash, securities or other property, the Company will have the right to terminate this Plan as of the date of the exchange or conversion, in which case all Options under this Plan shall become the right to receive such cash, securities or other property, net of any applicable exercise price.

Section 2.4 -- Conditions to Issuance of Stock Certificates

     The Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock purchased upon the exercise of any Option, or portion thereof, prior to fulfillment of all of the following conditions:

     (a) The admission of such shares to listing on all stock exchanges on which the Common Stock is then listed; and

     (b) The completion of any registration or other qualification of such shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable; and

     (c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and

     (d) The payment to the Company (or other employer corporation) of all amounts which it is required to withhold under federal, state or local law in connection with the exercise of the Option; and

     (e) The lapse of such reasonable period of time following the exercise of the Option as the Committee may establish from time to time for reasons of administrative convenience.

Section 2.5 -- Merger, Consolidation, Acquisition, Liquidation or Dissolution

     Notwithstanding any other provision of the Plan, in its absolute discretion, and on such terms and conditions as it deems appropriate, the Committee may provide by the terms of any Option that such Option cannot be exercised after a Change in Control or the liquidation or dissolution of the Company (collectively, "Control Events"); and if the Committee so provides, it may, in its absolute discretion, on such terms and conditions as it deems appropriate, also provide, either by the terms of any Option or by a resolution adopted prior to the occurrence of such Control Event, that, for some period of time beginning prior to and ending as of (and including) the time of such event, such Option shall be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in Section 4.3(a), Section 4.3(b) or any installment provisions of any Option.

Section 2.6 -- Rights as Shareholders

     The holders of Options shall not be, nor have any of the rights or privileges of, shareholders of the Company in respect of any shares purchasable upon the exercise of any part of an Option unless and until certificates representing such shares have been issued by the Company to such holders.

Section 2.7 -- Transfer Restrictions

     The Committee, in its absolute discretion, may impose such restrictions on the transferability of the shares purchasable upon the exercise of an Option as it deems appropriate. Any such restriction shall be set forth in the respective Stock Option Agreement and may be referred to on the certificates evidencing such shares.

Section 2.8 -- No Right to Continued Employment

     Nothing in this Plan or in any Stock Option Agreement shall confer upon any Optionee any right to continue in the employ of the Company, any Parent Corporation or any Subsidiary or shall interfere with or restrict in any way the rights of the Company, its Parent Corporations and its Subsidiaries, which are hereby expressly reserved, to discharge any Optionee at any time for any reason whatsoever, with or without cause.

                                  ARTICLE III

                              Granting of Options

Section 3.1 -- Eligibility

     Any key Employee, other than an Officer, shall be eligible to be granted Options under the Plan, as provided in Section 3.2.

Section 3.2 -- Granting of Options

     (a) Upon the recommendation of the chief executive officer of the Company, the Committee shall from time to time, in its absolute discretion:

          (i) Determine which Employees are key Employees and select from among the key Employees (including those to whom Options have been previously granted under the Plan) such of them as in its opinion should be granted Options; and

          (ii) Determine the number of shares to be subject to such Options granted to such selected key Employees; and

          (iii) Determine the terms and conditions of such Options, consistent with the Plan.

     (b) Upon the selection of an Employee to be granted an Option, the Committee shall instruct the Secretary to issue such Option and may impose such conditions on the grant of such Option as it deems appropriate.

                                   ARTICLE IV

                                Terms of Options

Section 4.1 -- Option Agreement

     Each Option shall be evidenced by a written Stock Option Agreement, which shall be executed by the Optionee and an authorized Officer of the Company and which shall contain such terms and conditions as the Committee shall determine, not inconsistent with the Plan.

Section 4.2 -- Option Price

     The price per share of the shares subject to each Option shall be set by the Committee; provided, however, that the price per share shall not be less than 100% of the Fair Market Value as of the date such Option is granted.

Section 4.3 -- Commencement of Exercisability

     (a) Except as the Committee may otherwise provide, no Option may be exercised in whole or in part during the first year after such Option is granted.

     (b) Subject to the provisions of Sections 4.3(a) and 4.3(c), Options shall become exercisable at such times and in such installments (which may be cumulative) as the Committee shall provide in the terms of each individual Option; provided, however, that by a resolution adopted after an Option is granted the Committee may, on such terms and conditions as it may determine to be appropriate and subject to Sections 4.3(a) and 4.3(c), accelerate the time at which such Option or any portion thereof may be exercised.

     (c) No portion of an Option which is unexercisable at Termination of Employment shall thereafter become exercisable; provided, however, that in the event of a Termination of Employment resulting from the Optionee's death, disability or Retirement, all Options shall become exercisable, effective immediately upon the occurrence of such event.

Section 4.4 -- Expiration of Options

     (a) No Option may be exercised to any extent by anyone after, and every Option shall expire no later than, the expiration of ten years from the date the Option was granted.

     (b) Subject to the provisions of Section 4.4(a), the Committee shall provide, in the terms of each individual Option, when such Option expires and becomes unexercisable.

Section 4.5 -- Consideration

     In consideration of the granting of an Option, the Optionee shall agree, in the written Stock Option Agreement, to remain in the employ of the Company, a Parent Corporation or a Subsidiary, with such duties and responsibilities as the Company shall from time to time prescribe.

                                   ARTICLE V

                              Exercise of Options

Section 5.1 -- Person Eligible to Exercise

     During the lifetime of the Optionee, only such Optionee may exercise an Option (or any portion thereof) granted to such Optionee. After the death of the Optionee, any exercisable portion of an Option may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Stock Option Agreement, be exercised by such Optionee's Beneficiary. "Beneficiary" shall mean any one or more persons, corporations, trusts, estates, or any combination thereof, last designated by an Optionee in accordance with the applicable Stock Option Agreement.

Section 5.2 -- Partial Exercise

     At any time and from time to time prior to the time when any exercisable Option or exercisable portion thereof becomes unexercisable under the Plan or the applicable Stock Option Agreement, such Option or portion thereof may be exercised in whole or in part; provided, however, that the Company shall not be required to issue fractional shares and the Committee may, by the terms of the Option, require any partial exercise to be with respect to a specified minimum number of shares.

Section 5.3 -- Manner of Exercise

     An exercisable Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary or the Secretary's office of all of the following prior to the time when such Option or such portion becomes unexercisable under the Plan or the applicable Stock Option Agreement:

     (a) Notice in writing signed by the Optionee or other person then entitled to exercise such Option or portion, stating that such Option or portion is exercised, such notice complying with all applicable rules established by the Committee;

     (b) Full payment (in cash or by check) for the shares with respect to which such Option or portion thereof is exercised, including payment to the Company (or other employer corporation) of all amounts which it is required to withhold under federal, state or local law in connection with the exercise of the Option. However, in the discretion of the Committee, payment may be made, in whole or in part, through (i) the delivery of shares of Common Stock owned by the Optionee for at least six months, duly endorsed for transfer to the Company with a Fair Market Value on the date of delivery equal to that portion of the aggregate exercise price of the Option or exercised portion thereof plus the amount of the minimum applicable withholding tax for which such payment is permitted by the Committee; (ii) the surrender of shares of Common Stock then issuable upon exercise of the Option having a Fair Market Value on the date of Option exercise equal to that portion of the aggregate exercise price of the Option or exercise portion thereof, plus the amount of the minimum applicable withholding tax, for which such payment is permitted by the Committee; (iii) the delivery of a full recourse promissory note bearing interest (at no less than such rate as shall then preclude the imputation of interest under the Code) and payable upon such terms as may be prescribed by the Committee; (iv) to the extent permitted by law, a "cashless exercise procedure" satisfactory to the Committee which permits the Optionee to deliver an exercise notice to a broker-dealer, who then sells Option shares, delivers the proceeds of the sale, less commission, to the Company, which delivers such proceeds, less the exercise price and the minimum required withholding taxes, to the Optionee, or (v) any combination of the consideration provided in the foregoing subparagraphs (i), (ii), (iii) and (iv). In the case of a promissory note, the Committee may also prescribe the form of such note and the security (if any) to be given for such note. Notwithstanding the foregoing, the Option may not be exercised by delivery of a promissory note or by a loan from the Company where such loan or other extension of credit is prohibited by law;

     (c) Such representations and documents as the Committee, in its absolute discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal or state securities laws or regulations. The Committee may, in its absolute discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer orders to transfer agents and registrars; and

     (d) In the event that the Option or portion thereof shall be exercised pursuant to Section 5.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option or portion thereof.

                                   ARTICLE VI

                                 Administration

Section 6.1 -- Committee

     The Compensation Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan. The Committee shall consist of two or more Directors, appointed by and holding office at the pleasure of the Board, each of whom must be both a "non-employee director" as defined by Rule 16b-3 of the Exchange Act and an "outside director" for purposes of Section 162(m) of the Code. The failure of the constitution of the Committee to comply with the foregoing requirements shall not adversely affect the validity of any shares issued upon exercise of Options under the Plan. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time. Vacancies in the Committee shall be filled by the Board.

Section 6.2 -- Duties and Powers of Committee

     It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under this Plan except with respect to matters which under Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee.

Section 6.3 -- Majority Rule

     The Committee shall act by a majority of its members in office. The Committee may act either by vote at a meeting or by a memorandum or other written instrument signed by a majority of the Committee.

Section 6.4 -- Compensation; Professional Assistance; Good Faith Actions

     Members of the Committee shall receive such compensation for their services as members as may be determined by the Board. All expenses and liabilities incurred by members of the Committee in connection with the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accounts, appraisers, brokers or other persons. The Committee, the Company and its Officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Optionees, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Options, and all members of the Committee shall be fully protected by the Company in respect to any such action, determination or interpretation.

                                  ARTICLE VII

                                Other Provisions

Section 7.1 -- Options Not Transferable

     No Option or interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Optionee or the Optionee's successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that nothing in this Section 7.1 shall prevent transfers to a Beneficiary.

Section 7.2 -- Amendment, Suspension or Termination of the Plan

     The Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee. Neither the amendment, suspension nor termination of the Plan shall, without the consent of the holder of an Option, impair any rights or obligations under any Option theretofore granted, except that an amendment may be made to cause the Plan or any Option to comply with applicable law, stock exchange rules or accounting rules. In addition, no such amendment shall be made without the approval of the Company's shareholders to the extent such approval is required by law, applicable stock exchange rules or if such amendment would:

     (a) expand the classes of persons to whom Options may be made under Section
3.1 of this Plan;

     (b) increase the number of shares of Common Stock authorized for grant under Section 2.1 of this Plan, other than as provided by Section 2.3;

     (c) increase the number of shares which may be granted under Options to any one individual under Section 2.1 of this Plan, other than as provided by Section 2.3;

     (d) allow the creation of additional types of equity based awards;

     (e) permit decreasing the option price on any outstanding Option;

     (f) extend the term of the Plan beyond January 29, 2013; or

     (g) change any of the provisions of this Section 7.2.

     Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules as well as other developments, and to grant Awards which qualify for beneficial treatment under such rules without stockholder approval. No Option may be granted during any period of suspension nor after termination of the Plan, and in no event may any Option be granted under this Plan after January 29, 2013.

Section 7.3 -- Effect of Plan Upon Other Option and Compensation Plans

     The adoption of this Plan shall not affect any other compensation or incentive plans in effect for the Company, any Parent Corporation or any Subsidiary. Nothing in this Plan shall be construed to limit the right of the Company, any Parent Corporation or any Subsidiary (a) to establish any other forms of incentives or compensation for employees of the Company, any Parent Corporation or any Subsidiary or (b) to grant or assume options otherwise than under this Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

Section 7.4 -- Titles

     Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

Section 7.5 -- Conformity to Securities Laws

     The Plan is intended to conform to the extent necessary with all provisions of the Securities Act, the Exchange Act and the Code and any and all regulations and rules promulgated by the Securities and Exchange Commission and Internal Revenue Service thereunder. Notwithstanding anything herein to the contrary, the Plan shall be administered, and Options shall be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and Options granted hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Section 7.6 -- Governing Law

     This Plan and any agreements hereunder shall be administered, interpreted and enforced in accordance with the laws of the State of Illinois (without reference to the choice of law provisions of Illinois law).

                                    * * * *

     I hereby certify that the foregoing Plan was duly approved by the Board of Directors of IDEX Corporation effective January 29, 2003

     Executed on this 29th day of January, 2003.

                                                   /s/ Frank J. Notaro
                                                   FRANK J. NOTARO
                                                   Secretary

                                IDEX CORPORATION
                                630 DUNDEE ROAD
                           NORTHBROOK, ILLINOIS 60062

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints BRADLEY J. BELL, DENNIS K. WILLIAMS and FRANK J. NOTARO, and each of them, as Proxies with full power of substitution, and hereby authorize(s) them to represent and to vote, as designated below, all the shares of common stock of IDEX Corporation held of record by the undersigned on February 20, 2003, at the Annual Meeting of shareholders to be held on March 25, 2003, or at any adjournment thereof.

               PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                     PROMPTLY USING THE ENCLOSED ENVELOPE.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)
                                   P R O X Y

                                  DETACH HERE

--------------------------------------------------------------------------------

                        (Continued from the other side)

(1) Election of Director -- Class II. Nominee: Michael T. Tokarz

    [ ] FOR        [ ] WITHHOLD

(2) Approval of the Third Amended and Restated 1996 Stock Option Plan for Non-Officer Key Employees of IDEX Corporation.

    [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

(3) Approval of Deloitte & Touche LLP as auditors of the Company.

    [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

(4) In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.

                                            DATED: , 2003

                                            ------------------------------------
                                            SIGNATURE

                                            ------------------------------------
                                            SIGNATURE IF HELD JOINTLY

                                            PLEASE SIGN EXACTLY AS NAME APPEARS
                                            ABOVE. WHEN SHARES ARE HELD BY JOINT
                                            TENANTS, BOTH SHOULD SIGN. WHEN
                                            SIGNED AS ATTORNEY, AS EXECUTOR,
                                            ADMINISTRATOR, TRUSTEE OR GUARDIAN,
                                            PLEASE GIVE FULL TITLE AS SUCH. IF A
                                            CORPORATION, PLEASE SIGN IN FULL
                                            CORPORATE NAME BY PRESIDENT OR OTHER
                                            AUTHORIZED OFFICER. IF A
                                            PARTNERSHIP, PLEASE SIGN IN
                                            PARTNERSHIP NAME BY AUTHORIZED
                                            PERSON.
                             YOUR VOTE IS IMPORTANT
               PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                     PROMPTLY USING THE ENCLOSED ENVELOPE.

                                  DETACH HERE

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